CONFIRMING STATEMENT

         This Statement confirms that the undersigned has authorized and designated Jeffrey Snider and Craig C. Thorburn, acting singly, to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the United States Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Comshare, Incorporated. The authority of Jeffrey Snider and Craig C. Thorburn under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Comshare, Incorporated, unless earlier revoked in writing. The undersigned acknowledges that Jeffrey Snider and Craig C. Thorburn are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

         This Statement revokes the authority of any person named in any prior confirming statement relating to the undersigned's filing obligations with respect to securities of Comshare, Incorporated who is not named herein, and this Statement replaces and supersedes any such prior confirming statement.

Dated:   August 1, 2003


                                                 /s/ Anna C. Forgione
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                                                 Signed

                                                 Anna C. Forgione
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                                                 Printed Name